Exhibit 3.2.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

PC NEXTCO HOLDINGS, LLC

This Limited Liability Company Agreement (this “Agreement”) of PC Nextco Holdings, LLC is entered into as of the 3rd day of June, 2013, by PC Topco Holdings, Inc., as the sole member (the “Member”).

The Member, in order to form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (6 Del.C. §18-101, et seq.) (the “Act”), hereby agrees with the Company (as defined below) as follows:

Section 1. Name.

The name of the limited liability company shall be PC Nextco Holdings, LLC, (the “Company”).

Section 2. Member.

The name and the business, residence or mailing addresses of the Member is as follows:

Name	Address
PC Topco Holdings, Inc.	80 Grasslands Road Elmsford, NY 10523

Section 3. Appointment, Removal and Replacement of Officers and Employees.

a)	The Member may appoint such officers, who may but need not be the Member, as the Member deems advisable to carry out the business of the Company. The Member may assign titles to particular officers. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any restrictions on such authority imposed by the Member.

b)	The Member may at any time, with or without cause, replace any or all officers of the Company.

c)	The initial officers shall be the persons listed on Schedule A hereto.

Section 4. Registered Office/Registered Agent.

The address of the registered office of the Company in the State of Delaware, and the name and address of the registered agent of the Company for service of process on the Company in the State of Delaware, is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

Section 5. Certificate.

Each of the Member and Brenda L. Meyette, as authorized person, is hereby designated as an authorized person with the meaning of the Act to execute, deliver and file the certificate of formation of the Company (the “Certificate”), and to execute, deliver and file any amendments or restatements of the Certificate or any certificate of cancellation of the Certificate.

Section 6. Purpose/Powers.

The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The Company shall have the power and authority to do any and all acts necessary or convenient to or in furtherance of said purposes, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited liability companies under the laws of the State of Delaware.

Section 7. Management.

Management, operation and policy of the Company shall be vested exclusively in the Member, and there shall be no “manager” within the meaning of the Act. The Member, acting through its duly authorized agents, is authorized and empowered on behalf and in the name of the Company to perform all acts and engage in all activities and transactions which it may in its sole discretion deem necessary or advisable in order to cause the Company to carry out its purpose and exercise the powers granted to the Company hereunder and under the Act. The Member is an agent of the Company and the actions of such Member in such capacity shall be binding on the Company without liability to the Member so acting.

Section 8. Agents.

The Member, by written instrument signed by the Member, shall have the power to appoint agents to act for the Company with such titles as the Member deems appropriate and to delegate to such agents such of the powers as are held by the Member hereunder as the Member may determine. The Member by written instrument signed by the Member may, in the sole discretion of the Member, ratify any act previously taken by any officer or agent acting on behalf of the Company.

Section 9. Reliance by Third Parties.

Any person or entity dealing with the Company or the Member may rely upon a certificate signed by the Member as to: (a) the identity of the Member, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Member or are in any other manner germane to the affairs of the Company, (c) the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company or (d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Member.

Section 10. Capital Contributions.

The Member has contributed all of its capital stock and interests in PC Intermediate Holdings, Inc. as its initial capital contribution to the Company. The Member may make, but shall not be required to make, additional capital contributions to the Company.

Section 11. Taxation.

It is the intent of the Member that since the Company has a single owner, the Company shall be disregarded as an entity separate from the Member for federal tax purposes.

Section 12. Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 13. Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

Section 14. Term and Dissolution.

The Company shall have perpetual existence unless it shall be dissolved and its affairs shall have been wound up upon (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act. None of the events described in Section 18-304 of the Act shall cause the Member to cease to be a Member of the Company.

Section 15. Assignments.

The Member may assign its limited liability company interest to any person, which person shall become a Member upon the filing of the instrument of assignment with the records of the Company.

Section 16. Amendments.

This Agreement may be amended or restated from time to time by the Member.

Section 17. Liability and Indemnification.

a)	Limited Liability. The Member shall not have any liability for any obligations or liabilities of the Company except to the extent provided in the Act. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, the Member and the Company hereby waive any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed to replace such other duties and liabilities of such Covered Person. To the extent that, at law or in equity, any Covered Person has duties to the Company (or to any other person relating to the Company) and liabilities related thereto, a Covered Person acting under this Agreement shall not be liable to the Company or to any other person for such Covered Person’s good faith reliance on the provisions of this Agreement.

b)	Standard of Care. No Covered Person shall be liable to the Company or any other person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith.

c)	Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, net income or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) another Member; (ii) one or more officers or employees of the Company or of any of its direct or indirect subsidiaries; (iii) any valuation expert, attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company or by any of its direct or indirect subsidiaries; or (iv) any other person selected in good faith by or on behalf of the Company, in each case as to matters that such relying person reasonably believes to be within such other person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 18-406 of the Delaware Act. Whenever a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith” or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law.

d)	Liability of Covered Persons. None of the Member, any officer of the Company, nor any employee, director, officer, agent, shareholder, member, affiliate, agent, partner or representative of the Member, and each of their affiliates (each a “Covered Person”), shall be liable, responsible or accountable in damages or otherwise to the Company by reason of acts, omissions or errors in judgment, except for acts, omissions or errors in judgment that are found by a court of competent jurisdiction to be the result of such person’s fraud or willful misconduct. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 17(d) shall not be construed so as to relieve (or attempt to relieve) a person of any liability to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 17(d) to the fullest extent permitted by law.

e)	Indemnification. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless each Covered Person from and against any loss, liability, damages, cost or expense (including legal fees and expenses and any amounts paid in settlement) (each a “Loss” and collectively “Losses”) resulting from a claim, demand, lawsuit, action or proceeding by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company; provided that such acts or omissions of such Covered Person are not found by a court of competent jurisdiction to constitute fraud or willful misconduct. Expenses, including legal fees, incurred by a Covered Person and relating to any claim, demand, lawsuit, action or proceeding for which indemnification is sought under this Section shall be paid by the Company upon demand by the Covered Person; provided that the Covered Person shall reimburse the Company for such expenses if it is ultimately determined that such Covered Person is not entitled to indemnification hereunder.

Section 18. Governing Law.

This Agreement shall be governed by, and construed under, the Laws of the State of Delaware, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date and year first above written.

PC TOPCO HOLDINGS, INC.

By:	/s/ Todd M. Abbrecht
Name:	Todd M. Abbrecht
Title:	President

[Signature page to the Limited Liability Company Agreement of PC Nextco Holdings, LLC]

Schedule A

Name	Position
Todd M. Abbrecht	President
Joshua M. Nelson	Secretary
Michael A. Correale	Chief Financial Officer